Exhibit 99.1
MiMedx Files Second Quarter 2020 Form 10-Q
Second Quarter Net Sales of $53.6 million
Results Reflects Tight Cost Containment Efforts
Company to Host Shareholder Update Call on August 11, 2020
MARIETTA, Ga., August 4, 2020 -- MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced the filing of its second quarter 2020 Form 10-Q for the period ended June 30, 2020.
Peter M. Carlson, MiMedx Chief Financial Officer, said, “Our second quarter results demonstrate the effectiveness of the Company’s cost containment actions in offsetting the impact of the COVID-19 pandemic on sales. The business is operating efficiently, and we continue to review and refine our efforts to ensure effective product support and service for our customers, and access to our solutions for patients and families. For MiMedx, the filing of our second quarter 2020 Form 10-Q represents the first timely filing by the Company in almost three years.”
Timothy R. Wright, MiMedx Chief Executive Officer, commented, “The progress made throughout the past year demonstrates that we are moving the Company forward. We believe the resources, expertise and leadership we are putting in place are needed to advance our pipeline and realize the Company’s value potential. Importantly, this progress signals a positive shift in company culture – we are mobilizing around the priorities of our employees and customers, guided by what is best for our patients. The recent financing enables us to invest in our portfolio and in-market brands, and our new senior leadership team brings the skills, integrity, and experience to act strategically, differentiate our products, and lead in our category.”
Highlight of Key Metrics

•	Second quarter net sales of $53.6 million, a 20.4% decrease over the second quarter of 2019

•	Net loss of $8.5 million, reflecting $11.4 million of investigation, restatement and other related expenses

•	Adjusted EBITDA[1] of $10.2 million, an improvement over 2019 despite lower sales volume

	Quarter Ended June 30,		Year-to-Date June 30,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Net sales	$53,647	$67,437	$115,383	$133,992
Net loss	(8,466)	(17,210)	(13,287)	(30,483)
EBITDA[1]	(4,172)	(14,987)	(16,133)	(26,501)
Adjusted EBITDA[1]	10,241	9,537	13,355	20,402
Net loss per common share - basic	$(0.08)	$(0.16)	$(0.12)	$(0.29)
Net loss per common share - diluted	$(0.08)	$(0.16)	$(0.12)	$(0.29)

1.
EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for a reconciliation of EBITDA and Adjusted EBITDA to Net loss, located in “Selected Unaudited Financial Information” of this release.

Net sales for the quarter ended June 30, 2020 were $53.6 million, primarily recognized on an “as-shipped” basis, a 20.4% decrease compared to net sales for the same period in 2019 of $67.4 million, recognized on a “cash-receipts” basis. Included in the three months ended June 30, 2020, is $1.7 million of cash collected related to sales made prior to the transition in the Company’s revenue recognition methodology. The decrease in net sales, excluding the impact of the cash collected on the remaining contracts, resulted primarily from the COVID-19 pandemic causing cancellations and postponements for many elective procedures across the U.S. Additionally, due to access restrictions imposed across the country, the Company’s direct sales staff were limited in their ability to retain or generate new business. The restrictions affected all product lines, and materially impacted products across multiple sites of service, including hospital out-patient, hospital in-patient and physician office applications. Gross margin in the second quarter of 2020 was 84.7% as compared to 85.5% in the second quarter of 2019.
Selling, General and Administrative (SG&A) expenses for the second quarter of 2020 decreased $13.3 million, or 26.3%, to $37.3 million compared to $50.6 million for the second quarter of 2019. The decrease was driven, in part, by a temporary decrease in salaries, bonuses, and other expenses to mitigate the impact of the COVID-19 pandemic. The total effect of such measures was a decrease of $4.4 million for the three months ended June 30, 2020, compared to the three months ended June 30, 2019. Lower commissions also contributed to the decrease in SG&A. In addition, the Company reported a year-over-year decrease of $4.9 million in legal, consulting, and accounting expenses not covered in investigation, restatement and related expense. Travel restrictions also caused a reduction in travel-related expenses.
Investigation, restatement and related expenses for the second quarter of 2020 were $11.4 million, compared to $21.0 million for the second quarter of 2019. The decrease was primarily the result of $5.0 million in insurance coverage payments received during the three months ended June 30, 2020 related to litigation involving the Company, its directors and officers, along with a reduction in investigation and litigation costs, as the Audit Committee’s investigation concluded in May 2019.
Research and development expenses were $2.3 million for the second quarter of 2020, compared to $2.8 million for the second quarter of 2019. The decrease is primarily related to year-over-year decreases in clinical trial activities driven by a decrease in patient activity brought upon by the COVID-19 pandemic. While expenses are down compared to prior year, the Company expects these costs to increase over time as it invests in additional clinical and scientific research, including internal product development, clinical efficacy and economic data, and pre-clinical research supportive of future growth objectives.
COVID-19 Update
The ongoing COVID-19 pandemic has impacted the Company’s ability to sell products and access various sites of care across the country as patients stay away from hospitals and other medical facilities. This had an adverse effect on our revenues beginning late in the first quarter of 2020 and continuing into April. By mid-May, access restrictions to hospitals and offices of healthcare providers had eased for the Company’s sales force, and significant numbers of patients began to return for treatment, including for elective procedures. On an “as shipped” basis, net sales in April 2020 and May 2020 were down significantly compared to April 2019 and May 2019, respectively, while net sales in June 2020 were in line with net sales in June 2019.
Beginning in early July 2020, additional restrictions that again limit or postpone elective surgical procedures have been put in place in some areas of the country and, in particular, in areas of the country that contribute a larger portion of sales. Future sales will depend on patients’ willingness to visit healthcare providers for care, and the Company’s sales force’s access to healthcare providers. Also, the severity of the COVID-19 pandemic has been uneven across the country, and future waves of the outbreak of COVID-19 may have a greater impact than did the first wave, depending on where infection rates are highest. The Company is not able to estimate COVID-19’s future effect on patient behavior and consequently future demand or the ability of providers to pay for the Company’s products.

Recent Developments
On July 2, 2020, the Company announced the closing of concurrent $150 million private equity and debt financings, consisting of (1) the sale of shares of a newly created Series B Convertible Preferred Stock for an aggregate purchase price of $100 million, with $90 million provided by an affiliate of EW Healthcare Partners and $10 million provided by Hayfin Capital Management LLP (“Hayfin”), and (2) a five-year term loan facility in the aggregate principal amount of $50 million, the full amount of which has been borrowed and funded, and a one-year delayed draw term loan facility in the aggregate principal amount of $25 million, which has not been drawn or funded.
On July 2, 2020, the Company repaid the remaining principal of its outstanding term loan with Blue Torch Finance LLC, the related prepayment premium, and the accrued interest, with a portion of the proceeds from the equity and debt financings described above.
Shareholder Webcast
MiMedx will host a webcast to review its second quarter 2020 results on Tuesday, August 11, 2020, beginning at 8:30 am, Eastern Time. This webcast can be accessed using the following information:
U.S. Investors: 1-877-407-4018
International Investors: 201-689-8471
Conference ID: 13707734
Webcast: http://public.viavid.com/index.php?id=141037

A replay of the webcast will be available for approximately thirty days on the Company’s website at www.mimedx.com following the conclusion of the webcast.
Important Cautionary Statement
This press release contains forward-looking statements. All statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding expected research and development expenses and the anticipated effects of the COVID-19 pandemic. Forward-looking statements generally can be identified by words such as “expect,” “will,” “intend,” “seek,” “target,” “future,” “plan,” “continue,” “potential,” “possible,” “could,” “would,” “may,” “anticipate,” “to be” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to differ materially from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.
Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this release is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this release in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions and not to place undue reliance on forward-looking statements, which apply only as of the date of this release.
About MiMedx
MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.9 million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.
Contacts:
Hilary Dixon
Investor Relations & Corporate Communications
770.651.9066
investorrelations@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc. Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$48,189	$69,069
Accounts receivable, net	30,097	32,327
Inventory, net	10,565	9,104
Prepaid expenses	2,850	6,669
Income tax receivable	10,700	18
Other current assets	5,191	6,058
Total current assets	107,592	123,245
Property and equipment, net	10,820	12,328
Right of use asset	2,911	3,397
Goodwill	19,976	19,976
Intangible assets, net	7,386	7,777
Other assets	2,227	443
Total assets	$150,912	$167,166

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,946	$8,710
Accrued compensation	20,784	21,302
Accrued expenses	25,768	32,161
Current portion of long-term debt	3,750	3,750
Other current liabilities	1,415	1,399
Total current liabilities	63,663	67,322
Long-term debt, net	61,472	61,906
Other liabilities	2,917	3,540
Total liabilities	128,052	132,768
Stockholders’ equity
Preferred stock	—	—
Common stock	113	113
Additional paid-in capital	151,625	147,231
Treasury stock	(13,451)	(10,806)
Accumulated deficit	(115,427)	(102,140)
Total stockholders' equity	22,860	34,398
Total liabilities and stockholders' equity	150,912	167,166

MiMedx Group, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$53,647	$67,437	$115,383	$133,992
Cost of sales	8,198	9,749	18,223	17,167
Gross profit	45,449	57,688	97,160	116,825

Operating expenses:
Selling, general and administrative	37,329	50,641	84,270	101,503
Investigation, restatement and related	11,446	21,025	27,038	39,132
Research and development	2,259	2,828	4,910	5,730
Amortization of intangible assets	271	267	542	500
Impairment of intangible assets	—	—	—	446
Operating loss	(5,856)	(17,073)	(19,600)	(30,486)

Other income (expense)
Interest expense, net	(2,574)	(269)	(4,961)	(58)
Other (expense) income, net	(9)	174	(3)	145

Loss before income tax provision	(8,439)	(17,168)	(24,564)	(30,399)
Income tax provision (expense) benefit	(27)	(42)	11,277	(84)

Net loss	(8,466)	(17,210)	(13,287)	(30,483)

MiMedx Group, Inc. Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	(13,287)	(30,483)
Adjustments to reconcile net loss to net cash flows used in operating activities
Share-based compensation	7,783	6,513
Depreciation	2,928	3,340
Amortization of intangible assets	542	500
Amortization of deferred financing costs	1,441	116
Bad debt expense	234	—
Non-cash lease expenses	486	492
Reserve for inventory obsolescence	(217)	500
Loss on fixed asset disposal	1	313
Impairment of intangible assets	—	1,258
Increase (decrease) in cash resulting from changes in:
Accounts receivable	1,996	—
Inventory	(1,243)	534
Prepaid expenses	3,819	4,125
Income tax receivable	(10,682)	(80)
Other current assets	821	(1,527)
Accounts payable	3,236	(4,072)
Accrued compensation	(518)	(3,814)
Accrued expenses	(12,109)	10,975
Other liabilities	(609)	(1,820)
Net cash flows used in operating activities	(15,378)	(13,130)

Cash flows from investing activities:
Purchases of equipment	(1,421)	(899)
Principal payments from note receivable	—	389
Patent application costs	(151)	(253)
Net cash flows used in investing activities	(1,572)	(763)

Cash flows from financing activities:
Proceeds from term loan	10,000	72,750
Repayment of term loan	(11,875)	—
Deferred financing cost	(23)	(6,045)
Stock repurchased for tax withholdings on vesting of restricted stock	(2,330)	(1,109)
Proceeds from exercise of stock options	298	108
Net cash flows (used in) provided by financing activities	(3,930)	65,704

Net change in cash	(20,880)	51,811
Cash and cash equivalents, beginning of period	69,069	45,118
Cash and cash equivalents, end of period	48,189	96,929

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA
In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies. EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense and (iv) income tax provision (benefit). Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing items that may be irregular, one-time, or non-recurring from EBITDA; most significantly those expenses related to the Audit Committee investigation and restatement. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, (iv) income tax provision (benefit), (v) costs incurred in connection with the Audit Committee investigation and restatement, (vi) the effect of the Company’s change in revenue recognition pattern, (vii) impairment of intangible assets and (viii) share-based compensation. A reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA appears in the table below (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30
	2020	2019	2020	2019
Net loss	$(8,466)	$(17,210)	$(13,287)	$(30,483)
Net margin	(15.80)%	(25.50)%	(11.50)%	(22.70)%
Non-GAAP Adjustments:
Depreciation expense	1,422	1,645	2,928	3,340
Amortization of intangible assets	271	267	542	500
Interest expense, net	2,574	269	4,961	58
Income tax provision expense (benefit)	27	42	(11,277)	84
EBITDA	$(4,172)	$(14,987)	$(16,133)	$(26,501)
EBITDA margin	(7.80)%	(22.20)%	(14.00)%	(19.80)%
Additional Non-GAAP Adjustments
Costs incurred in connection with the Audit Committee investigation and restatement	11,446	21,025	27,038	39,132
Effect of change in revenue recognition	(1,467)	—	(5,333)	—
Impairment of intangible assets	—	—	—	1,258
Share-based compensation	4,314	3,499	7,783	6,513
Adjusted EBITDA	$10,121	$9,537	$13,355	$20,402
Adjusted EBITDA margin	19.1%	14.1%	11.6%	15.2%